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                      December 12, 2023

       Christopher Hogan
       Interim Chief Executive Officer
       NYIAX, Inc.
       180 Maiden Lane, 11th Floor
       New York, NY 10005

                                                        Re: NYIAX, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Form 10-Q for the
Quarterly Periods Ended June 30, 2023
                                                            File No. 001-41626

       Dear Christopher Hogan:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Technology